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                                                                    EXHIBIT 99.1

CINCINNATI BELL INC. - PRESS RELEASE

Investor/Media contact:
-----------------------
Mike Hemsath
513.397.7788
mike.hemsath@cinbell.com
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                    CINCINNATI BELL CEO KEVIN MOONEY RESIGNS
  FOLLOWING SUCCESSFUL RESTRUCTURING, 13-YEAR VETERAN DECIDES TO LEAVE, BOARD
                RETAINS SPENCER STUART LLP TO CONDUCT CEO SEARCH

CINCINNATI - July 22, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced that its Chief Executive Officer, Kevin W. Mooney, has decided to leave the company, effective July 31, 2003, following the successful completion of a $2 billion restructuring of the telecommunications company.

Mooney, 45, said that since the company was on the right track now to focus on its Cincinnati-based businesses, he felt this was the best time for the company to seek new leadership.

"Over the last 13 years, I've worked very hard to build this company and help it survive. Now it's time for new challenges and new opportunities," Mooney said. "I'm extremely grateful to the employees of this company who have given so much during very difficult circumstances."

Since September 2002 when Mooney was named CEO, the company has implemented a substantial financial and strategic repositioning. The company executed a five-point restructuring plan designed to improve the company's financial position, maintain the strength and stability of its Cincinnati-based businesses, lower the cash burn at its broadband unit while divesting of the business, reduce the company's debt, and increase shareholder value.


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Mooney also served as chief operating officer in 2002 and previously was the
Company's chief financial officer.

"During his tenure as CEO, Kevin made substantial contributions to the success of Cincinnati Bell, and we are grateful for his support and leadership," said Phillip R. Cox, Chairman of the Board.

The company has retained Spencer Stuart LLP, a global executive recruiting firm, to conduct a search for his replacement.

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.


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